COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS GLOBAL BOND FUND, INC. AND THE SALOMON
SMITH BARNEY WORLD GOVERNMENT BOND INDEX (UNHEDGED)

 EXHIBIT A:

                SALOMON SMITH BARNEY          DREYFUS
   PERIOD         WORLD GOVERNMENT          GLOBAL BOND
               BOND INDEX* (unhedged)       FUND, INC.

   3/18/94               10,000              10,000
  11/30/94               10,206              10,091
  11/30/95               12,056              11,753
  11/30/96               12,726              13,041
  11/30/97               12,691              13,748
  11/30/98               14,302              15,083

* Source: Salomon Smith Barney Inc.